Filed in the Office of
FVAguilar
Secretary of State
State Of Nevada

Business Number
E0691812006-2
Filing Number
20255054177
Filed On
07/22/2025 12:09:20 PM
Number of Pages
4

CERTIFICATE OF DESIGNATION
of
SERIES D CONVERTIBLE PREFERRED STOCK
of
CLEAN VISION CORPORATION

Establishing the Voting Powers, Designations, Preferences, Limitations, Restrictions, and Relative Rights of the Series D Convertible Preferred Shares

Pursuant to NRS 78.195 of the Laws of the State of Nevada

The rights, preferences, restrictions and other matters relating to the Series D Convertible Preferred Stock are as follows:

The number of shares constituting the Series D Convertible Preferred Stock shall be five hundred thousand (500,000). Such number of shares may be increased or decreased by resolution of the Board; *provided*, that no decrease shall reduce the number of shares of Series D Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series D Convertible Preferred Stock.

1. DESIGNATION. The shares are designated as the Company's Series D Convertible Preferred Stock (the "Shares").

2. DEFINITIONS. For purposes of the Shares and as used in this Certificate, the following terms shall have the meanings indicated:

"*Board*" means the board of directors of the Company or any committee of members of the board of directors authorized by such board to perform any of its responsibilities with respect to the Shares.

"*Certificate*" means this Certificate of Designation of Rights and Preferences of the Shares.

"*Common Stock*" means the shares of common stock, $0.001 par value, of the Company.

"*Company*" means Clean Vision Corporation, a Nevada corporation.

"*Conversion Price*" shall have the meaning set forth in subparagraph (a) of Section 3 hereof.

"*Conversion Rights*" shall have the meaning set forth in Section 3 hereof.

"*Shares*" shall have the meaning set forth in Section 1 hereof.

3. CONVERSION. The Holders of the Shares (the "Holders") shall have conversion rights as follows (the "Conversion Rights"):

(a) Right to Convert. Each Share, with an initial issuance price of One Dollar ($1.00), shall be convertible into Common Stock at a price per share of Ten Cent ($0.10), meaning that one Share converts into ten shares of Common Stock, at the option of the Holders thereof, at any time following the issuance date of such

Shares, at the office of this Company or any transfer agent for such stock. The Conversion Price shall not be adjusted for stock splits, stock dividends, recapitalizations or similar events.

(b) Ownership Limitation. Notwithstanding any other provision herein, in no event shall any Holder be entitled to convert any portion of the Shares in excess of that number of Shares that upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by such Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Shares or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein); and, (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended from time-to-time, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The beneficial ownership limitations on conversion as set forth in the section may NOT be waived by the Holders.

(c) Mechanics of Conversion. Before any Holders shall be entitled to convert the same into Common Stock, they shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Company or of any transfer agent for the Shares, and shall give written notice to this Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Common Stock are to be issued. This Company shall, as soon as practicable thereafter, issue and deliver at such office to such Holders, or to the nominee or nominees of such Holders, a certificate or certificates for the number of Common Stock to which such Holders shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Shares to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record Holders of such Common Stock as of such date.

(d) No Impairment. This Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Company, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders against impairment.

(e) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Shares, such number of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Shares; and if at any time the number of authorized but unissued Common Stock shall not be sufficient to effect the conversion of all then outstanding Shares, in addition to such other remedies as shall be available to the Holders, this Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholders approval of any necessary amendment to the Company's Articles of Incorporation.

(f) Notice. Any notice required by the provisions of this section to be given to the Holders shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to the Holders of record at his address appearing on the books of this Company.

4. STATUS OF ACQUIRED SHARES. All Shares issued or converted by the Company or Holder in accordance with Section 3 hereof, or otherwise acquired by the Company, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Company.

5. VOTING RIGHTS.

(a) Required Vote. So long as any Shares are outstanding, the affirmative vote of the Holders of more than two-thirds (66.7%) of the Shares then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Any amendment, alteration or repeal of any provisions of the Articles of Incorporation or this Certificate that materially and adversely affects the rights, preferences or voting power of the Shares; provided, however, that (a) the amendment of the Articles of Incorporation to increase or decrease the authorized amount of Shares, shall not be deemed to materially or adversely affect the rights, preferences or voting power of the Shares;

(ii) A statutory share exchange, consolidation with or merger of the Company with or into another entity or consolidation of the Company with or merger of another entity into the Company, that in each case materially and adversely affects the rights, preferences or voting power of the Shares, unless in such case each Share shall be converted into or exchanged for an amount of cash equal to or greater than the applicable Conversion Price called for under Section 3 hereof at the time of such conversion or exchange or preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof that are materially the same as those of a Share; or

(iii) Approving any waiver or amendment of the restrictions set forth in paragraphs (c) or (d) of Section 3 hereof.

(b) Additional Provisions. For purposes of paragraph (a) of this Section 5, each Share shall have one vote per share. Except as required by applicable provisions of Nevada law, the Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the Holders thereof shall not be required for the taking of any corporate action. No amendment to these terms of the Shares shall require the vote of the Holders of Common Stock (except as required by law).

6. OTHER RIGHTS. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating to in any way the Shares, including by way of illustration but not limitation, those concerning dividend, ranking, other conversion, other redemption, participation, or anti-dilution rights or preferences.

In WITNESS WHEREOF, the undersigned hereby declares and certifies that this Certificate of Designation is executed on behalf of the Company as of this 29th day of May, 2025.

COMPANY:

CLEAN VISION CORPORATION

BY:________________

NAME: Dan Bates

TITLE: CEO

DATED: May 29, 2025